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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 14D-9
                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                       ROGERS WIRELESS COMMUNICATIONS INC.
                        (Name of Subject Company (Issuer))

                       ROGERS WIRELESS COMMUNICATIONS INC.
                             (Name of Filing Person)

                        CLASS B RESTRICTED VOTING SHARES
                         (Title of Class of Securities)

                                 775102205
                     (CUSIP Numbers of Classes of Securities)

                             DAVID P. MILLER, ESQ.
                          ROGERS COMMUNICATIONS INC.
                            ONE MOUNT PLEASANT ROAD
                                  16TH FLOOR
                           TORONTO, ONTARIO M4Y 275
                                    CANADA

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                 Communications on Behalf of Filing Persons)

                                  COPY TO:

                            JOHN T. GAFFNEY, ESQ.
                         CRAVATH, SWAINE & MOORE LLP
                               WORLDWIDE PLAZA
                              825 EIGHTH AVENUE
                             NEW YORK, NEW YORK
                                 10019-7475


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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                                  SCHEDULE 14D-9

          This Solicitation/Recommendation Statement on Schedule 14D-9 is being filed by Rogers Wireless Communications Inc., a Canadian corporation ("RWCI"), pursuant to General Instruction D to Schedule 14D-9. This schedule 14D-9 relates to pre-commencement communications by Rogers Communications Inc.

Item 12.  Exhibits.

(a)(2)(A) Press release issued by Rogers Communications Inc., dated November 11, 2004 (previously furnished on November 12, 2004, with the Securities and Exchange Commission under Form 6-K).



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                                EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

(a)(2)(A) Press release issued by Rogers Communications Inc., dated November 11, 2004 (previously furnished on November 12, 2004, with the Securities and Exchange Commission under Form 6-K).